Exhibit 99(a)
UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - x
:
In re	:	Chapter 11
:
DELPHI CORPORATION, et al.,	:	Case No. 05-44481 (RDD)
:
Debtors.	:	(Jointly Administered)
:
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - x
ORDER UNDER 11 U.S.C. § 363 AND FED. R. BANKR. P. 9019
AUTHORIZING DELPHI CORPORATION TO (A) PERFORM UNDER PENSION
FUNDING WAIVERS ISSUED BY UNITED STATES INTERNAL REVENUE SERVICE
AND (B) PROVIDE LETTERS OF CREDIT TO PENSION BENEFIT GUARANTY
CORPORATION THEREUNDER
(“IRS PENSION FUNDING WAIVER ORDER”)
               Upon the motion, dated May 11, 2007 (the “Motion”), of Delphi Corporation (“Delphi”) and certain of its subsidiaries and affiliates, debtors and debtors-in-possession in the above-captioned cases (collectively, the “Debtors”), for an order (the “Order”) under 11 U.S.C. § 363 and Fed. R. Bankr. P. 9019 authorizing Delphi to perform under pension funding waivers (the “Waivers”) issued by the United States Internal Revenue Service (the “IRS”) and (b) provide letters of credit to the Pension Benefit Guaranty Corporation (the “PBGC”) in connection with the Waivers; and upon the record of the hearing held on the Motion; and this Court having determined that the relief requested in the Motion is in the best interests of the Debtors, their estates, their creditors, and other parties-in-interest; and the Debtors having shown that the decision to enter into the Agreement is reasonable and appropriate under the circumstances; and proper and adequate notice of the Motion having been given and it appearing that no other or further notice is necessary; and after due deliberation thereon, and sufficient cause appearing therefor, it is hereby
          ORDERED, ADJUDGED, AND DECREED THAT:
          1. The Motion is GRANTED.
          2. Delphi is hereby authorized, but not directed, to perform under the Waivers.
          3. Delphi is authorized, but not directed, to execute and deliver, and perform under, consummate, and implement, all additional instruments and documents as may be reasonably necessary or desirable to implement and perform under the Waivers, including the provision of letters of credit to the PBGC in the amount of (a) $100 million with respect to the Delphi’s hourly pension plan and (b) $50 million with respect to the Delphi’s salaried pension plan.
          4. This Court shall retain jurisdiction to hear and determine all matters arising from the implementation of this Order.
          5. The requirement under rule 9013-1(b) of the Local Bankruptcy Rules for the United Stated Bankruptcy Court for the Southern District of New York for the service and filing of a separate memorandum of law is satisfied by the Motion.
Dated: New York, New York
            May 31, 2007
/s/ Robert D. Drain
UNITED STATES BANKRUPTCY JUDGE

2